Exhibit 23.3

Consent of Seyfarth Shaw LLP

We consent to the identification of our firm as legal counsel to Marlborough Software Development Holdings Inc. in the section of Amendment No. 4 to the Registration Statement on Form S-1 entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

/s/ Seyfarth Shaw LLP
Boston, MA
February 13, 2012